UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): November 18, 2010 (November 18, 2010)

Valeant Pharmaceuticals International, Inc.
(Exact name of registrant as specified in its charter)

Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7150 Mississauga Road
Mississauga, Ontario
Canada		L5N 8M5
(Address of principal executive offices)		(Zip Code)
(905) 286-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Signatures

Item 8.01	Other Events.
Valeant Pharmaceuticals International, Inc. (the “Company”) is supplementing the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010 as follows:
Concurrent with the acquisition of Valeant Pharmaceuticals International (“Valeant”) and its subsidiaries by the Company on September 28, 2010, Valeant issued $500.0 million aggregate principal amount of 6.75% senior notes due October 1, 2017, and $700.0 million aggregate principal amount of 7.00% senior notes due October 1, 2020 (collectively, the “Senior Notes”) in a private placement. The Senior Notes are guaranteed on a senior unsecured basis by the Company and certain of its material subsidiaries (other than Valeant) as set forth in the Senior Notes Indenture (the “Non-Guarantor Subsidiaries”). The Non-Guarantor Subsidiaries had total assets of $3,471.9 million and total liabilities of $792.2 million as of September 30, 2010, and net revenues of $18.4 million and income from operations of $5.2 million for the nine months ended September 30, 2010. These amounts are provisional and subject to change, pending finalization by the Company of the measurement process related to the acquired assets and assumed liabilities of Valeant and its subsidiaries as of the date of acquisition. These changes could be significant.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALEANT PHARMACEUTICALS
INTERNATIONAL, INC.,

By: /s/ Robert Chai-Onn

Name: Robert Chai-Onn

Title: Executive Vice President,
General Counsel and Corporate
Secretary
November 18, 2010